2500 Harbor Boulevard, P.O. Box 3100, Fullerton, CA  92634-3100

                               BECKMAN

                            WILLIAM H. MAY
                     Vice President, General Counsel
                              and Secretary

                              (714) 773-6973

                               April 3, 1997


Beckman Instruments, Inc.
2500 Harbor Boulevard
Fullerton, CA 92834

Re:  Registration Statement on Form S-8 of
     Beckman Instruments, Inc. (the "Company")

Ladies and Gentlemen:

    At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the "Shares") of Common Stock, par value $0.10 per share, of the Company (the "Common Stock"), to be issued pursuant to the Beckman Instruments, Inc. Incentive Compensation Plan of 1990 (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

    Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

    I consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Respectfully submitted,

                                      /s/  William H. May
                                      William H. May, Esq.
                                      Vice President, General Counsel
                                      and Secretary